Chapman and Cutler
                              111 West Monroe Street
                             Chicago, Illinois  60603
                                                       Exhibit   (i)(2)
                                April 27, 2000
Montana Tax-Free Fund, Inc.
1 North Main
Minot, North Dakota  58703
    Re:   Montana Tax-Free Fund, Inc.

Gentlemen:
   We have served as counsel for the Montana Tax-Free Fund, Inc. (the "Fund"), which proposes to offer and sell shares in two classes (the "Shares") in the manner and on the terms set forth in Post-Effective Amendment No. 12 to its Registration Statement on Form N-1A to be filed on or about April 28, 2000 with the Securities and Exchange Commission under the Investment Company
Act of 1940, as amended, and the Securities Act of 1933, as amended.

   In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth, including the Fund's Articles of Incorporation and amendments thereto, Bylaws, Registration Statement, votes of the Board of Directors at its organizational meeting and subsequent meetings regarding additional classes of shares, and a certificate executed by an appropriate officer of the Fund certifying, and attaching copies of, the Fund's Articles of Incorporation, Bylaws, and certain actions of the Board of Directors of the Fund authorizing the issuance of the Shares and the shareholders approving additional classes of shares.

   In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

   Based upon the foregoing, we are of the opinion that:

   The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund's Articles of Incorporation dated April 15, 1993 as subsequently amended, the Fund's Bylaws, the Fund's Certificate for the Establishment of Rights of Classes and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so sold, will be legally issued and outstanding, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-63306) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                              Respectfully submitted,
                                              /s/ Chapman and Cutler
                                              -----------------------
                                                Chapman and Cutler